Exhibit 99.1

                       Semtech Resolves Customer Dispute

    CAMARILLO, Calif.--(BUSINESS WIRE)--March 28, 2003--Semtech Corporation (Nasdaq: SMTC) announced that today it resolved the customer dispute reported in an August 27, 2002 press release. The customer dispute concerned whether a Semtech integrated circuit caused failures in two models of the customer's products. Last August, the customer indicated that it had suffered damages in the range of $42 million to $115 million.
    Under the terms of the confidential settlement, Semtech will pay the customer $12 million in cash in two equal annual installments, plus rebates on certain products purchased by the customer over the next two years. The rebates, which can be up to 10 percent, are dependent upon the amount of eligible Semtech products the customer purchases. The Company is vigorously pursuing insurance coverage for the full value of the settlement, although it is too early to estimate the size of any eventual insurance settlement or to give a tentative date for when an insurance settlement might be reached.
    In accordance with accounting principles generally accepted in the United States, the expense for the cash portion of the settlement, net of tax, will be reflected in the Company's income statement for the fiscal year ended January 26, 2003, resulting in a charge of 10 cents per diluted share for that period. Rebates will be recorded as they are made and are not expected to materially affect the Company's previously announced guidance for the first quarter of fiscal year 2004. Any insurance settlement will be reported in the financial statements for the period in which the recovery occurs.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Semtech has been publicly traded since 1967 and is listed on the Nasdaq National Market under the symbol SMTC.

    Safe Harbor Provision

    Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including expectations regarding the outcome of customer disputes, involve risks and uncertainties that could cause actual results to differ materially from those projected. There are risks and uncertainties inherent in relations with customers and associated with their businesses. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

    CONTACT: Semtech Corporation
             John Baumann, 805/480-2010 (Investor Relations)